FORM 11-K


              ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934











For the fiscal year ended September 30, 1993


A. Full title of the plan and the address of the plan, if different from that of the issuer named below:


                   THE CLOROX COMPANY
               TAX REDUCTION INVESTMENT PLAN


B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


                   THE CLOROX COMPANY
                     1221 Broadway
                  Oakland, CA  94612-1888



         Index to Exhibits appears on page F-11

[FINANCIAL STATEMENTS - PAGES F-1 THROUGH F-10 -
 FILED UNDER COVER OF FORM SE]

                          Index to Exhibits



     Exhibit No.
     per Item 601
     of Reg. S-K                              Exhibit No.


         23          Consent of Deloitte &         1
                        Touche

                       SIGNATURES


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the persons who administer the plan have duly caused this annual report to be signed on its behalf by the undersigned hereunto suly authorized.



                               THE CLOROX COMPANY
                               TAX REDUCTION INVESTMENT PLAN



Date:  March 16, 1994          /s/ WILLIAM F. ASUFAHL
                               William F. Ausfahl
                               Group Vice President



Date:  March 17, 1994          /s/ PETER N. LOURAS
                               Peter N. Louras
                               Group Vice President



Date:  March 24, 1994          /s/ JANET M. BRADY
                               Janet M. Brady
                               Vice President - Human Resources



Date:  March 18, 1994          /s/ EDWARD A. CUTTER
                               Edward A. Cutter
                               Senior Vice President, General
                               Counsel and Secretary



Date:  March 21, 1994          /s/ KAREN M. ROSE
                               Karen M. Rose
                               Vice President - Treasurer